UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 1, 2025

TrueBlue, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction
of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington 98402
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code:    (253) 383-9101

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	TBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 2, 2025, TrueBlue, Inc. (the “Company”) announced the appointment and election of William Greenblatt and William Seward to the Company’s board of directors (“Board”), effective January 5, 2026. The Board approved the appointment of these directors on December 1, 2025, and these new director appointments are the result of an extensive search process with the assistance of an independent recruitment firm and shareholder input.
Mr. Greenblatt is the founder of Montague Street Capital, where he currently serves as its chair. Prior to that, Mr. Greenblatt founded Sterling Check Corporation in the 1970s and served as its Chief Executive Officer until 2014 and served as its chair until 2019. He returned to the role of Chief Executive Officer of Sterling in 2018 and then later Co-Chief Executive Officer through 2019. Mr. Greenblatt is a Board Member at the University of Maryland, Cardozo Law School, Member of the Board of Overseers of NYU Langone, and Board Member at Success Academy Charter Schools. Mr. Greenblatt holds a bachelor’s degree from the University of Maryland and a JD from Benjamin Cardozo School of Law.
Mr. Seward is currently Executive Vice President and Chief Operating Officer of Vestis Corporation where he oversees operations across more than 80 distribution centers, with direct responsibility for field operations, supply chain, logistics, marketing, customer care, national accounts, and pricing. Prior to Vestis, he spent over 30 years at United Parcel Service (“UPS”), where he most recently served as President of UPS Supply Chain Solutions. Earlier, at UPS, Mr. Seward held a variety of senior leadership positions including President, Americas Region and Global Customer Solutions, President, Worldwide Sales & Solutions, US International Business Head, and President, International Sales. He also served as Executive Vice President and Chief Commercial Officer at Stericycle, Inc. Mr. Seward holds a bachelor’s degree from State University of New York at Albany.
Committee assignments for Mr. Greenblatt and Mr. Seward will be determined at a later date.
There are no arrangements or understandings between Mr. Greenblatt or Mr. Seward and any other persons pursuant to which Mr. Greenblatt or Mr. Seward were selected as directors. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Greenblatt or Mr. Seward, or any member of their immediate families, has a direct or indirect material interest.
Mr. Greenblatt and Mr. Seward will be entitled to receive the same compensation for service as director as is provided to other non-employee directors of the Company, and will be able to participate in the Company’s Equity Retainer and Deferred Compensation Plan for Non-Employee Directors, in each case as described in more detail in the Company’s 2025 Proxy Statement under the heading “Compensation of Directors.”
The Board expects to return to a size of nine directors effective as of the 2026 Annual Meeting of Shareholders through nominating nine directors for election.
On December 2, 2025, the Company issued a press release announcing the appointment of Mr. Greenblatt and Mr. Seward, a copy of which is furnished as Exhibit 99.1 to this Form 8-K.

Item 8.01.	Other Events.
On December 2, 2025, the Company issued a press release announcing the appointment of Mr. Greenblatt and Mr. Seward. The press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(d)Exhibits

Exhibit Number	Exhibit Description	Filed Herewith
99.1	Press Release of the Company - TrueBlue Appoints William Greenblatt and William Seward to Board of Directors, dated December 2, 2025.	X
104	Cover page interactive data file - The cover page from this Current Report on Form 8-K is formatted as Inline XBRL	X

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date:	December 2, 2025	By:	/s/ Todd N. Gilman
Todd N. Gilman
Senior Vice President, Deputy General Counsel & Secretary